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                                                                     Exhibit 5.1

                          DRINKER BIDDLE & REATH LLP
                               One Logan Square
                            18th and Cherry Streets
                         Philadelphia, PA  19103-6996


                               October 19, 1999


First Commonwealth Financial Corporation
First Commonwealth Capital Trust I
22 North Sixth Street
Indiana, PA  15701

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     As special counsel to First Commonwealth Financial Corporation, a Pennsylvania corporation (the "Company") and sponsor of First Commonwealth Capital Trust I, a Delaware statutory business trust (the "Trust"), we have assisted in the preparation and filing of a registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) the proposed issuance by the Trust of $35,000,000 aggregate liquidation amount of the Trust's 9.50% Series B Capital Securities (the "New Capital Securities") in exchange for $35,000,000 aggregate liquidation amount of the Trust's 9.50% Series A Capital Securities (the "Old Capital Securities"),
(ii) the proposed issuance by the Company to the Trust of Series B 9.50% junior subordinated deferrable interest debentures ("New Debentures") in an aggregate principal amount corresponding to the aggregate liquidation amount of the New Capital Securities in exchange for like aggregate principal amount of the Company's Series A 9.50% junior subordinated deferrable interest debentures ("Old Debentures"); and (iii) the Series B Capital Securities Guarantee (the "New Guarantee") to be issued by the Company in exchange for the Series A Capital Securities Guarantee ("Old Guarantee"). The New Debentures will be issued pursuant to an Indenture ("Indenture") dated as of September 8, 1999, by and among the Company and The Chase Manhattan Bank, as Debenture Trustee.

     In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, as amended, minutes and resolutions of the Company's Board of Directors, the Indenture, the New Guarantee, the Registration Rights Agreement ("Registration Rights Agreement") by and among the Company, the Trust and the Initial Purchaser of the Old Capital Securities, a specimen of the New
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Debentures and such other documents and corporate records relating to the
Company and the Trust and the issuance of the New Debentures and New Guarantee as we have deemed appropriate. In all cases, we have assumed the genuiness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company and the Trust. We have further assumed that the documents set forth in the first sentence of this paragraph have been duly authorized, executed and delivered by, and are the legal, valid and binding obligations of, all parties thereto other than the Company.

     In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on originals and all copies submitted to us as conformed, photostatic or other copies. As to matters of fact that have not been independently established, we have relied upon representations of officers of the Company and trustees of the Trust.

     On the basis of the foregoing, it is our opinion that:

        1. The New Debentures have been duly authorized for issuance by the Company and, upon execution of the New Debentures, authentication of the New Debentures by the Debenture Trustee and issuance and delivery of the New Debentures in the manner provided in the Indenture and the Registration Statement (including the exchange of the Old Debentures for the New Debentures as set forth in the Registration Statement), the New Debentures will be legally issued and constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law (the "Specified Exceptions").

        2. The New Guarantee has been duly authorized by all requisite corporate action by the Company and, when executed and delivered by the Company to The Chase Manhattan Bank, as Guarantee Trustee, as contemplated by the Registration Rights Agreement, the New Guarantee will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Specified Exceptions.

          The opinions above are limited to (i) the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America; and (ii) with respect to the validity
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and binding nature of the New Debentures and the New Guarantee in paragraphs 1 and 2, respectively, the law of the State of New York. With respect to all matters of New York law, we have relied with your approval exclusively upon the opinion of Akin, Gump, Strauss, Hauer & Feld L.L.P. dated September 8, 1999, as updated by its letter dated October 19, 1999 (the "AG Opinion"). Our opinions in paragraphs 1 and 2 with respect to the validity and binding nature of the New Debentures and New Guarantee are subject to the same assumptions, qualifications, and limitations with respect to the matters contained therein as are contained in the AG opinion.

          We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act as we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ Drinker Biddle & Reath LLP

                                    DRINKER BIDDLE & REATH LLP